Exhibit 99.1

LABOR READY CONFIRMS NAME CHANGE TO TRUEBLUE, INC.

Company Trading Symbol NYSE: TBI

TACOMA, WA, December 17, 2007 - Labor Ready, Inc. confirmed, consistent with its prior announcement, that the company’s name is changing to TrueBlue, Inc. (NYSE: TBI). In connection with the name change, the ticker symbol for the company’s common stock on the New York Stock Exchange is changing to “TBI” and its website address is changing to www.TrueBlueInc.com. These changes are all effective Dec. 18, 2007.

“We operate as one company with multiple brands in the blue-collar staffing market,” said TrueBlue CEO Steve Cooper.  “Each of our brands, Labor Ready, Spartan Staffing, CLP Resources, and PlaneTechs will continue to operate under their brand name, providing our customers with specialized services to meet their needs. Renaming the company provides a clear distinction between the parent company and each of our brands and brings focus to our vision to be the leading provider of blue-collar staffing.”

More information about TrueBlue can be found on the company’s website at www.TrueBlueInc.com

About TrueBlue

TrueBlue, Inc., headquartered in Tacoma, Wash., is the parent company of Labor Ready, Spartan Staffing, CLP Resources, and PlaneTechs. TrueBlue’s brands provide general labor, light industrial and skilled trades services to small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. Annually, the company serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit TrueBlue’s website at www.TrueBlueInc.com

Stacey Burke, VP, Corporate Communications

253-680-8291